September 14, 2006

Contact:	Mark Fleming, Director, Investor and Corporate Communications, 920-751-7713

BANTA ANNOUNCES STRATEGIC INITIATIVES TO STRENGTHEN ITS
BUSINESS, POSITION THE COMPANY FOR GROWTH AND CREATE VALUE
FOR SHAREHOLDERS

•	Announces Actions to Save $35 Million in Annual Costs and Improve Competitive Position

•	Unveils Plans to Expand Global Footprint

•	Banta Board Declares Special $16.00 per Share Cash Dividend

•	Increases Earnings per Share Guidance for 2006, and Issues Full-Year Revenue and Earnings per Share Guidance for 2007 and 2008

MENASHA, WI . . . Banta Corporation (NYSE:BN) today announced strategic initiatives to strengthen its business, position the Company for future growth, and return additional value to shareholders. The steps announced today are expected to generate annualized cost savings of $35 million when fully implemented, position Banta for global expansion in both its print and supply-chain management businesses, and deliver cash to shareholders through a special dividend. These steps are the result of a thorough review of the Company’s operations, financial strength and competitive conditions by management and the Board of Directors during the past several months. Banta also announced that it has executed a letter of intent with its largest customer, HP, for a new five-year relationship. This is subject to the parties entering into a definitive agreement, which is expected to occur prior to the end of this year.

        Stephanie A. Streeter, Banta Chairman, President and Chief Executive Officer, said, “When we announced the reorganization of our print sector in July, we said that we were evaluating other actions that would deliver additional cost savings. Today’s announcement includes the next several steps in our plan. These are consistent with our ongoing focus on driving operating efficiencies and cost savings to enhance our

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competitive position, while at the same time positioning Banta for continued growth. As we’ve said in the past, we recognize that we are operating in an increasingly competitive environment, in both the commercial print and supply-chain management industries. As a result, we have taken, and will continue to take, decisive steps to respond to these market conditions and ensure continued strong and sustainable financial performance. We are also modifying our capital structure in a way that we believe enhances our ability to deliver both short- and long-term value to our shareholders, and still provides sufficient flexibility to support growth in our business.”

Cost Improvement and Competitive Positioning Initiatives

        Banta today announced further reorganization and cost-reduction activities throughout the Company. Actions include reducing expenses by further consolidating management infrastructure beyond the first step announced in July, which reorganized Banta’s Print Sector from five divisions into two; centralizing administrative functions; and eliminating non-essential services. In addition, the Company will be recording a non-cash charge for the impairment of certain assets and will be closing or selling five print facilities that are either not meeting profitability expectations, or whose activities can be effectively consolidated into other Banta operations. The facilities will be publicly identified after the required notifications have been given, which will occur prior to the end of 2006. Through these actions, and those taken earlier in the year, the Company intends to eliminate more than 500 jobs, or approximately 6 percent of its work force.

        “In order to position the business for long-term sustained profitability, Banta is also initiating significant changes in its supply-chain management business,” said Streeter. “We will be adding new facilities, which will enhance our ability to meet customers’ stringent cost and service requirements. Due to changes in customer manufacturing profiles, the added investments required to appropriately configure the business, and the need to add capabilities for future growth, a decline in both revenue and margins are likely in 2007. However, both revenue and margins are expected to rise significantly in 2008 and beyond as these business model enhancements take hold.”

        Total annual cost savings from today’s announced actions are expected to be approximately $35 million in 2008, with $27 million in savings expected in 2007. These amounts include the $3 million in annual savings previously announced on July 25. In order to achieve these benefits, the Company will incur approximately $9 million of pre-tax charges in 2006 and $19 million of pre-tax charges in 2007. Included in this $28 million of total charges are cash costs of approximately $21.5 million, with the majority of the cash costs expected to be incurred in 2007.

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Global Growth Initiatives

        Banta’s strategic business plan includes expanding the Company’s global footprint by pursuing multiple activities to foster global growth in both the print and supply-chain businesses.  The Company has reached an exclusive agreement in principle to acquire a book and commercial printing company in Southern China.  Subject to the completion of customary steps, the transaction is expected to close by year-end.

        Anticipating industry changes in customer profiles, business mix and the competitive landscape, the Company plans to open a facility for its supply-chain management business in Shenzhen, China, during the fourth quarter of 2006. The Company is also planning to add several additional supply-chain management facilities during 2007 to better align its service delivery platform with customer demand. These new facilities will enable the Company to expand its ability to provide end-to-end global supply-chain solutions, while at the same time lowering its global cost profile.

Payment of Special Dividend

        The Company also announced today that its Board of Directors has approved payment of a special cash dividend of $16.00 per share. The dividend is payable November 21, 2006, to shareholders of record on November 10, 2006. This dividend is in addition to the Company’s regular quarterly dividend of 18 cents per common share payable November 1, 2006, to shareholders of record on October 20, 2006.

        Banta intends to finance the special cash dividend through a combination of cash on hand and committed debt financing. As part of the process, the Company has already secured financing commitments from UBS Securities LLC for $415 million of new debt financing. In connection with this financing, the Company expects to pay approximately $56 million to refinance existing long-term debt, including potential charges related to prepayment obligations.

        Streeter said, “We are pleased to be able to deliver significant cash to our shareholders in the form of this special dividend. Banta generates solid cash flows and has a strong balance sheet, and we are comfortable that this transaction will result in a prudent level of financial leverage, leaving the Company with adequate flexibility to support our growth initiatives.

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        “Over the next several years, we expect to generate approximately $200 million of free cash flow after taking into account the new debt financing costs,” notes Streeter. “In evaluating our cash deployment strategies for the future, in addition to debt repayment, we will remain focused on pursuing investment opportunities to accelerate organic revenue growth and on identifying potential acquisitions across our business units. Banta’s Board will continue to review various means of returning cash to our shareholders, including potential future special dividends and share repurchases.”

        The Company also intends to continue its policy of paying quarterly dividends, consistent with historic levels and practices. In addition, Banta has $71 million remaining of its $150 million share repurchase authorization, which provides the Company with flexibility to engage in share repurchases opportunistically over time.

Full-Year 2006, 2007 and 2008 Guidance from Continuing Operations

        Based on new customer wins, higher-than-expected improvements from the Company’s Operational Excellence efforts, and the impact of cost-reduction initiatives already underway, the Company has raised its full-year 2006 guidance for diluted earnings per share from continuing operations, before the impact of the special charges described above, financing costs related to the special dividend and the benefit of the reversal of a tax contingency reserve in the 2006 second quarter, to a range of $2.80 to $2.90, from the prior guidance of $2.75 to $2.85. On a generally accepted accounting principles (GAAP) basis, guidance is for diluted earnings per share to be approximately $2.58 to $2.68.

        At the same time, based on the impact of the initiatives announced today, the anticipated changes to current operations, and the special dividend and related financing, the Company is also initiating fiscal-year 2007 and 2008 guidance. For 2007, revenue is expected to be approximately $1.50 billion to $1.55 billion. Diluted earnings per share from continuing operations, before the impact of special charges described above, financing costs related to the special dividend, and an expected increase in the Company’s effective tax rate from 30 percent to 36 percent, are expected to be in the range of $2.60 to 2.80. On a GAAP basis, guidance is for diluted earnings per share to be approximately $1.20 to $1.40.

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        The Company expects full-year 2008 revenue to be in the range of $1.60 billion to $1.65 billion. Diluted earnings per share from continuing operations for 2008, before financing costs related to the special dividend and the increased effective tax rate of 36 percent, are expected to rise substantially to be in the range of $3.23 to $3.48. On a GAAP basis, guidance is $2.30 to $2.55.

        Tables reconciling adjusted diluted earnings per share from continuing operations to diluted earnings per share on a GAAP basis are included in Appendix A.

Banta to Host Conference Call

        Banta will host a conference call later this morning to discuss today’s announcement. The call will be held Thursday, Sept. 14 at 8 a.m. Central (9 a.m. Eastern). The call will be simultaneously broadcast in the Investor Information area of Banta’s Web site at www.banta.com, and a replay of the call will be available.

        Banta Corporation is a technology and market leader in printing and supply-chain management services. Our integrated approach provides a comprehensive combination of printing, binding and digital imaging solutions to leading publishers and direct marketers. We excel at helping customers find unique solutions to the complex challenges of getting their products and communications to market. We focus on five printing services markets: books, special-interest magazines, catalogs, direct marketing and literature management. Banta’s global supply-chain management business provides a wide range of outsourcing capabilities to some of the world’s largest companies. Services range from materials sourcing, product configuration and customized kitting, to order fulfillment and global distribution.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This news release includes forward-looking statements. Statements that describe future expectations, including revenue, cost-savings and earnings projections, plans, results or strategies, are considered forward-looking. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those currently anticipated. Factors that could affect actual results include, among others, unanticipated difficulties in achieving expected cost savings through restructuring actions or the corporation’s cost improvement initiatives, unanticipated and/or yet-to-be-determined restructuring costs to be incurred in future periods, the corporation’s ability to implement successfully its strategic growth initiatives, unanticipated issues associated with completing the proposed acquisition in China, changes in customers’ order patterns or demand for the corporation’s products and services, pricing pressures imposed by competitive factors and the corporation’s customers, changes in raw material costs and availability, unanticipated changes in sourcing of raw materials (including paper) by customers, unanticipated changes in operating expenses, unanticipated production difficulties, including without limitation issues associated with the closing of facilities and the movement of work, unanticipated issues associated with the corporation’s non-U.S. operations, changes in the pattern of outsourcing supply-chain management functions by customers, unanticipated acquisition or loss of significant customer contracts or relationships, including any unanticipated issues relating to entering into a new contract with HP on substantially the terms set forth in the announced letter of intent, as well as unanticipated issues associated with achieving the expected levels of revenue under a new HP contract, unanticipated difficulties and costs associated with the design and implementation of new administrative systems, the impact of any acquisition or divestiture effected by Banta, the ability of the corporation to effect the new debt financings announced in this news release, unanticipated costs or other issues associated with overtures made with respect to a business combination transaction including the corporation, unanticipated issues or costs associated with increased leverage on the corporation’s balance sheet, changes in the corporation’s effective income tax rate, unanticipated swings in foreign currency exchange rates, unanticipated changes in the pattern of sourcing printed material in low-cost countries by customers, potential funding obligations with respect to the corporation’s employee benefit or related plans, any unanticipated weakening of the economy, and other factors cited in the corporation’s filings with the Securities and Exchange Commission. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. The forward-looking statements included herein are made as of the date hereof, and Banta Corporation undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

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Appendix A

Diluted Earnings per Share from Continuing Operations (EPS) Reconciliation Table

	2006 Guidance
2006 Full-Year Guidance	$2.80	$2.90
Benefit of reversal of tax contingency reserve	.15	.15
Reorganization, cost-reduction and asset impairment
charges	(.20)	(.20)
Cost related to debt prepayment	(.08)	(.08)
Cost of financing related to special dividend	(.09)	(.09)

GAAP diluted EPS, as projected	$2.58	$2.68

	2007 Guidance
2007 Full-Year Guidance	$2.60	$2.80
Reorganization, cost-reduction and asset impairment
charges	(.49)	(.49)
Cost of financing related to special dividend	(.66)	(.66)
Impact of increased effective tax rate	(.25)	(.25)

GAAP diluted EPS, as projected	$1.20	$1.40

	2008 Guidance
2008 Full-Year Guidance	$3.23	$3.48
Cost of financing related to special dividend	(.66)	(.66)
Impact of increased effective tax rate	(.27)	(.27)

GAAP diluted EPS, as projected	$2.30	$2.55

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